Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441  •  (763)551-5000  •  Fax (763)551-5198  •  www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
James Palczynski/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Minneapolis, MN, April 5, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the fourth quarter and fiscal year ended February 25, 2006.

Net sales in the fourth quarter increased 6% to $126.6 million compared to $119.3 million in the prior year period, while same-store sales declined 1%. Net income for the fourth quarter increased 74% to $6.7 million, or $0.18 per diluted share, compared with $3.8 million, or $0.11 per diluted share in the year ago period.

For the fiscal year, net sales increased 12% to $490.5 million from $438.9 million last year, while same-store sales rose 1%. Net income increased 13% to $30.4 million, or $0.84 per diluted share, compared with $27.0 million, or $0.73 per diluted share in the prior year period.

As of February 25, 2006 the Company operated 705 stores compared to 642 stores at February 26, 2005.

Joe Pennington, Chief Executive Officer of Christopher & Banks Corporation commented, “We are pleased to have ended the year on a strong note. We achieved significant improvement in merchandise margins in the fourth quarter, which drove a 72% increase in operating income and a 74% increase in net income. Selling, general and administrative expenses increased by approximately 280 basis points in the fourth quarter due to a combination of factors, including contractual obligations to William Prange, the Company’s former Chief Executive Officer, increased self-insured medical and workers compensation claims and Acorn integration costs, as well as store salaries and other administrative costs which could not be leveraged with a 1% decline in same-store sales.”

Mr. Pennington concluded, “Our inventories continue to be well controlled and we finished the year with approximately 15% less inventory per store than last year. As we transition through the first quarter, inventory receipts are anticipated to increase over last year levels and by the May/June time frame we expect inventory per store to be similar to last year. While it is still early, we are encouraged by our strong full-priced selling of Spring merchandise. As we look forward, we are excited about the continued evolution of our brands and the opportunities ahead.”

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 5, 2006, at 5:00 p.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 714 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 507 Christopher & Banks stores, 182 C.J. Banks stores and 25 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company related specifically to inventory levels and the early optimism about the strong full priced selling of spring merchandise. The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Statements Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND YEARS ENDED

FEBRUARY 25, 2006 AND FEBRUARY 26, 2005

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 25,	February 26,	February 25,	February 26,
	2006	2005	2006	2005

Net sales	$126,571	$119,272	$490,508	$438,862

Costs and expenses:
Merchandise, buying and occupancy	75,151	78,290	292,072	270,937
Selling, general and administrative	36,215	30,730	131,955	108,856
Depreciation and amortization	5,113	4,381	18,847	16,157
Total costs and expenses	116,479	113,401	442,874	395,950

Operating income	10,092	5,871	47,634	42,912

Interest income	856	349	2,092	1,038

Income before income taxes	10,948	6,220	49,726	43,950

Income tax provision	4,268	2,371	19,313	16,935

Net income	$6,680	$3,849	$30,413	$27,015

Basic earnings per share:
Net income	$0.19	$0.11	$0.85	$0.74

Basic shares outstanding	36,097	35,711	35,907	36,322

Diluted earnings per share:
Net income	$0.18	$0.11	$0.84	$0.73

Diluted shares outstanding	36,384	36,104	36,220	36,825

Dividends per share	$0.04	$0.04	$0.16	$0.16

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	February 25,	February 26,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$62,385	$14,063
Short-term investments	30,000	46,748
Merchandise inventories	37,871	40,525
Other current assets	10,384	11,277
Total current assets	140,640	112,613

Property, equipment and improvements, net	118,342	112,059

Other assets:
Goodwill	3,587	3,587
Other	894	945
Total other assets	4,481	4,532

Total assets	$263,463	$229,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,853	$12,323
Accrued liabilities	25,930	18,733
Total current liabilities	35,783	31,056

Other liabilities:
Deferred lease incentives	21,803	20,648
Other	13,084	14,291
Total other liabilities	34,887	34,939

Stockholders’ equity:
Common stock	430	425
Additional paid-in capital	65,941	61,036
Retained earnings	186,998	162,324
Common stock held in treasury	(60,576)	(60,576)
Total stockholders’ equity	192,793	163,209

Total liabilities and stockholders’ equity	$263,463	$229,204